Exhibit 99.1

Monroe Capital Corporation Announces First Quarter 2013 Financial Results

CHICAGO, Ill., May 14, 2013 — Monroe Capital Corporation (Nasdaq: MRCC) (“Monroe”) today announced its financial results for the first quarter ended March 31, 2013.

Except where the context suggests otherwise, the terms “Monroe,” “we,” “us,” “our,” and “Company” refer to Monroe Capital Corporation.

First Quarter 2013 Financial Highlights

•	Net increase in net assets resulting from operations of $3.3 million, or $0.57 per share

•	Net investment income of $1.5 million, or $0.26 per share

•	Adjusted net investment income(1) of $1.7 million, or $0.29 per share

•	Net asset value (NAV) of $85.2 million, or $14.78 per share

•	Paid quarterly dividend of $0.34 per share on March 28, 2013

(1)	Supplemental Information Regarding Adjusted Net Investment Income:

On a supplemental basis, we provide information relating to adjusted net investment income which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding our net unrealized capital gains incentive fee. The management agreement with our advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any net unrealized capital gains incentive fee. We note that such amount is excluded from the adjusted net investment income amount presented below. The following table provides a reconciliation of net investment income to adjusted net investment income for the three months ended March 31, 2013:

	For the three months ended March 31, 2013
	Amount	Per Share Amounts
	(in thousands, except per share data)
Net investment income	$1,503	$0.26
Net unrealized capital gains incentive fee	169	$0.03

Adjusted net investment income	1,673	$0.29

Portfolio Review

As of March 31, 2013, we had debt and equity investments in 28 portfolio companies, with a total fair value of $134.3 million. As of March 31, 2013, the weighted average contractual yield on our debt investments was 9.8% and the effective yield was 11.2%.

Financial Review

Total investment income was $3.7 million and total expenses were $2.2 million in the three months ended March 31, 2013. Net investment income was $1.5 million, or $0.26 per share, for the same period. Adjusted net investment income was $1.7 million, or $0.29 per share. Of the $0.4 million of accrued incentive fees recognized in the quarter, approximately $0.2 million, or approximately $0.03 per share, was related to net unrealized capital gains in the portfolio. A capital gains incentive fee is only payable to our investment advisor in the event of a realization of a gain in excess of realized and unrealized capital losses for the calendar year.

Net change in unrealized appreciation on investments and secured borrowings was $1.8 million in the three months ended March 31, 2013. The appreciation on our investments was attributable to continued operating performance improvement in the portfolio and improved market conditions.

Net increase in net assets resulting from operations was approximately $3.3 million in the three months ended March 31, 2013, or $0.57 per share. Our NAV per share increased to $14.78 per share at March 31, 2013 from $14.54 per share as of December 31, 2012. This increase is largely due to the large net change in unrealized appreciation on investments and secured borrowings during the period, offset by the dividend paid in excess of our net investment income.

Liquidity and Capital Resources

At March 31, 2013, we had $6.5 million in cash and cash equivalents and $47.0 million of total debt outstanding on our revolving credit line. As of March 31, 2013, we had $18.0 million currently available for additional borrowings on our revolving credit facility. Our revolving credit facility has an accordion feature that allows us to increase the total facility to $100.0 million.

Partial Loan Sales

Certain partial loan sales do not qualify for sale accounting under ASC 860, Transfers and Servicing (“ASC 860”) because these sales do not meet the definition of a “participating interest,” as defined in the guidance, in order for sale treatment to be allowed. Participations or other partial loan sales which do not meet the definition of a participating interest remain as an investment on the accompanying statements of assets and liabilities and the portion sold is recorded as a secured borrowing in the liabilities section of the statements of assets and liabilities.

During the quarter ended March 31, 2013, the Company sold a portion of three unitranche loan assets which did not meet the definition of a “participating interest” in order for sale treatment to be allowed, and as a result, the Company recognized secured borrowings of $9.7 million in fair value as of March 31, 2013. Fair value of the unitranche loans that are associated with these secured borrowings was $24.6 million as of March 31, 2013. There were no such secured borrowings in prior periods.

First Quarter 2013 Financial Results Conference Call

The Company will host a conference call to discuss these operating and financial results on Tuesday, May 14, 2013 at 11:00am ET. To participate in the conference call, please dial (877) 312-8807 approximately 10 minutes prior to the call. Please reference conference ID # 64755470.

A telephone replay of the conference call will be available from 2:00pm ET on May 14, 2013 until 11:59pm ET on May 21, 2013 and may be accessed by calling (855) 859-2056 (domestic dial-in) or (404) 537-3406 (international dial-in) and reference conference ID # 64755470.

For a more detailed discussion of the financial and other information included in this press release, please also refer to the Company’s Form 10-Q for the quarter ended March 31, 2013 to be filed with the Securities and Exchange Commission (www.sec.gov) on May 14, 2013.

STATEMENTS OF ASSETS AND LIABILITIES

(in thousands, except per share data)

	March 31, 2013	December 31, 2012
	(unaudited)
ASSETS
Investments, at fair value (cost of: $132,381 and $132,592, respectively)	$134,341	$132,752
Cash and cash equivalents	6,503	4,060
Deferred financing costs, net	1,635	1,750
Interest receivable	552	503
Other assets	494	166

Total assets	143,525	139,231

LIABILITIES
Revolving credit facility	47,000	55,000
Secured borrowings, at fair value (proceeds of: $9,707 and $0, respectively)	9,730	—
Management fees payable	587	318
Incentive fees payable	438	6
Accounts payable and accrued expenses	501	222
Interest payable on credit facility	75	51

Total liabilities	58,331	55,597

Net assets	$85,194	$83,634

ANALYSIS OF NET ASSETS
Common stock, $0.001 par value, 100,000 shares authorized, 5,764 and 5,750 shares issued and outstanding, respectively	$6	$6
Capital in excess of par value	84,848	84,633
Accumulated distributions in excess of net investment income	(1,617)	(1,165)
Accumulated net realized gain on investments	21	—
Accumulated net unrealized appreciation on investments and secured borrowings	1,936	160

Total net assets	$85,194	$83,634

Net asset value per share	$14.78	$14.54

See accompanying notes to financial statements

MONROE CAPITAL CORPORATION

STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	For the three months ended March 31, 2013	For the three months ended March 31, 2012 (1)
Investment income:
Interest income	$3,719	$—

Total investment income	3,719	—

Operating expenses:
Interest and other debt financing expenses	694	—
Base management fee	587	—
Incentive fees	431	—
Professional fees	216	—
Administrative service fee	178	—
General and administrative expenses	110	—

Total expenses	2,216	—

Net investment income	1,503	—

Net gain on investments and secured borrowings:
Net realized gain from investments	21	—
Net change in unrealized appreciation on investments and secured borrowings	1,776	—

Net gain on investments and secured borrowings	1,797	—

Net increase in net assets resulting from operations	$3,300	$—

Per common share data:
Net investment income per share—basic and diluted	$0.26	$—

Net increase in net assets resulting from operations per share—basic and diluted	$0.57	$—

Weighted average common stock outstanding—basic and diluted	5,751	—

(1)	The Company had no substantive operating activities prior to October 24, 2012, the date of its initial public offering.

See accompanying notes to financial statements

ABOUT MONROE CAPITAL CORPORATION

Monroe Capital Corporation is a publicly-traded specialty finance company that principally invests in senior, unitranche and junior secured debt and, to a lesser extent, unsecured debt and equity investments in middle-market companies. The Company’s investment objective is to maximize the total return to its stockholders in the form of current income and capital appreciation. The Company’s investment activities are managed by its investment adviser, Monroe Capital BDC Advisors, LLC, which is an investment adviser registered under the Investment Advisers Act of 1940, as amended, and an affiliate of Monroe Capital LLC. To learn more about Monroe Capital Corporation, visit www.monroebdc.com.

ABOUT MONROE CAPITAL LLC

Monroe Capital LLC is a leading provider of senior and junior debt and equity co-investments to middle-market companies in the U.S. and Canada. Investment types include unitranche financings, cash flow and enterprise value based loans, acquisition facilities, mezzanine debt, second lien or last-out loans and equity co-investments. Monroe Capital LLC prides itself on its flexible investment approach and its ability to close and fund transactions quickly. Monroe Capital LLC is committed to being a value-added and user-friendly partner to owners, senior management and private equity sponsors. To learn more about Monroe Capital LLC, visit www.monroecap.com.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

SOURCE:	Monroe Capital Corporation

Investor Contact:	Aaron D. Peck Chief Investment Officer and Chief Financial Officer Monroe Capital Corporation (312) 523-2363 Email: apeck@monroecap.com

Media Contact:	Kelly Holman BackBay Communications (212) 209-3844 Email: kelly.holman@backbaycommunications.com